                                                                   Exhibit 10.21

                         SYNTRON, INC. - BENTHOS, INC.
                         HYDROPHONE LICENSE AGREEMENT


This Agreement made effective as of the fifth day of December, 1996, regardless of the date of last signature hereto, is by and between SYNTRON, INC., a for profit corporation duly organized and existing under the laws of the State of Delaware and having an office at 17200 Park Row, Houston, Texas 77084-4925 (LICENSOR) and BENTHOS, INC., a for profit corporation duly organized and existing under the laws of the State of Massachusetts and having an office at 49 Edgerton Drive, North Falmouth, Massachusetts 02556-2826 (LICENSEE).

WITNESSETH
----------

WHEREAS, LICENSOR is dedicated to fostering and advancing scientific research within its own organization and is responsible for developing inventions made by employees of LICENSOR by evaluating invention disclosures, pursuing patents and licensing patents which are obtained thereon; and

WHEREAS, LICENSOR is the owner of certain "Proprietary Rights" as later defined herein, and has the right to grant licenses thereunder; and

WHEREAS, LICENSOR'S Hydrophone design arose out of research performed at the place of business of LICENSOR and in part by the inventor named in the patent described in Proprietary Rights, which inventor has the capabilities and experience to exploit Proprietary Rights; and

WHEREAS, LICENSEE recognizes the validity of the LICENSOR'S Proprietary Rights; and

WHEREAS, LICENSEE is capable of manufacturing, distributing, using, leasing and selling the "Licensed Product" as later defined herein, and LICENSEE desires to obtain an exclusive license under the Proprietary Rights to manufacture, use, distribute and sell the Licensed Product upon the terms and conditions hereinafter set forth;

NOW, therefore, in consideration of the premises and mutual covenants contained herein, and with intent to be legally bound, the parties hereto agree as follows:

DISPUTES ARISING BETWEEN THE PARTIES HERETO SHALL BE RESOLVED BY BINDING
------------------------------------------------------------------------
ARBITRATION AS PROVIDED HEREINAFTER.
-----------------------------------

ARTICLE I - DEFINITIONS

For purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1 "LICENSEE" shall refer to the corporate entity Benthos, Inc. and all entities a) in which LICENSEE owns more than fifty percent (50%) equity interest or b) over which LICENSEE may, directly or indirectly, effectively influence or control the conduct of such entity.

1.2 "LICENSOR" shall refer to the corporate entity Syntron, Inc. and all entities a) in which LICENSOR owns more than fifty percent (50%) equity interest or b) over which LICENSOR may, directly or indirectly, effectively influence or control the conduct of such entity.

1.3 "Proprietary Rights" shall mean all of the following LICENSOR intellectual property:

         a. United States Patent Application No. 08/545,111 thereon; and United States Patent Application No. 08/579,327 thereon.

         b. Any reissues, extensions, divisional applications, continuations, or continuations in part of the Patent described in (a) above, and any Patents issuing as a result of the Patent Applications thereon; and described in (a) above; and

         c. All foreign counterparts to the items described in (a) and (b) above; and

         d. All information transmitted to Benthos, Inc. via the information packet labeled "Proposed Syntron Hydrophone 10/l/96"; and

         e. Other trade secrets, confidential information, know-how and other information related to the subject matter hereof conveyed by any means to LICENSEE by LICENSOR; and

         f. All information based upon the LICENSOR's intellectual property described in items (a) through and including (e) above including, but not limited to, information developed by LICENSEE hereunder and any derivative of, enhancement to, or other extension of LICENSOR's intellectual property provided by LICENSOR to LICENSEE hereunder or related hereto.

1.4 A "Licensed Product" shall mean any product or material which is covered in whole or in part by Proprietary Rights, or is manufactured using a process which is covered in whole or in part by Proprietary Rights, that is manufactured by LICENSEE for its own use or Commercial Sale.

1.5 A "Licensed Process" shall mean any process which is covered in whole or in part by Proprietary Rights and/or LICENSEE's trade secrets, confidential information, know-how, and other information relating thereto, including without limitation, LICENSEE's proprietary technical information pertaining to LICENSEE's existing manufacturing processes and know-how imparted in the Documentation as later defined herein.

1.6 "Net Selling Price" shall mean the actual gross selling price of Licensed Products collected by LICENSEE upon a Commercial Sale by LICENSEE, excluding all packaging, instructional, shipping, insurance, taxes or other charges made to any purchaser and evidenced as a separately priced item on LICENSEE's invoice to the purchaser, and also excluding reasonable and customary trade discounts, documented commissions to third party sales representatives and/or agency fees and/or similar documented selling costs, if any, provided any combination of which shall not exceed fifteen percent (15%) of the gross selling price and none of such costs are a component of LICENSEE's auditable overhead rates, and refunds or credits allowed or taken by the purchaser on account of returns or defective articles.

1.7 "Commercial Sale" shall mean any transaction which transfers to any purchaser, who is not in any way related to LICENSEE, physical possession of and title to Licensed Products, after which transfer LICENSEE has no right or power to determine directly or indirectly the purchaser's resale price, if any, or to benefit directly or indirectly from such resale price other than by increased sales of the Licensed Products.

1.8 "Documentation" shall mean the documentation to be generated by LICENSEE hereunder to a complete set of manufacturing (including but not limited to piece part, subassembly and related specifications) drawings, process documentation, work instructions, test procedures and software, and design verification parameters and performance criteria, and any future updates thereto as and when initiated by LICENSEE.

ARTICLE II - GRANT
------------------

2.1 Subject to the terms and conditions hereof, LICENSOR hereby grants to LICENSEE and LICENSEE hereby accepts an exclusive, worldwide license to make, distribute, use, and sell the Licensed Products, to practice the Licensed Processes, and to utilize the Documentation for a period of five
      (5) years commencing on the effective date of this Agreement. The foregoing notwithstanding, LICENSEE and LICENSOR expressly acknowledge and agree that the granting by LICENSOR to LICENSEE of such exclusive license shall only limit for a period of three (3) years commencing on the effective date of this Agreement LICENSOR from making, or granting a license to a current or future LICENSOR Affiliate entity to make on behalf of LICENSOR or LICENSOR Affiliate entity, the Licensed Product, practice the Licensed Processes and utilize the Documentation, for LICENSOR's or LICENSOR Affiliate entity's use, lease, or sale as a component part of a product of LICENSOR or LICENSOR's Affiliate entity. The term of this Agreement may be extended by written agreement of the parties at any time prior to the expiration of the then current term of the Agreement. In the event of expiration or termination of the exclusive License granted by LICENSOR to LICENSEE hereinabove, LICENSEE shall have a non-exclusive worldwide license to make, distribute, use, and sell the Licensed Products, to practice the Licensed Processes, and to utilize the Documentation, on the same terms and conditions as this Agreement. Concurrently, LICENSEE hereby grants a reciprocal, royalty free, perpetual, non-exclusive license to LICENSOR with respect to utilization of LICENSEE's proprietary information embedded in and/or a part of the Licensed Processes and Documentation. The provisions herein with respect to these non-exclusive licenses shall survive the termination of this Agreement.

2.2 LICENSOR represents that it neither owns nor controls nor is aware of patent rights or other proprietary rights to technology which would prevent LICENSEE from enjoying the benefits of the rights granted to LICENSEE herein.

2.3 LICENSEE shall use all reasonable commercial efforts to bring to market the Licensed Products or Licensed Processes, including without limitation the generation of the Documentation. The initial design verification parameters and performance criteria have been mutually agreed between the parties hereto and are documented in Appendix A attached hereto and made a part hereof. The Documentation shall be deemed Work For Hire due to contemplation of the compensation to be provided to LICENSEE by LICENSOR in accordance with paragraph 4.1(B) hereof and shall be licensed to LICENSEE by LICENSOR under this Agreement and be subject to the terms and conditions hereof. Due to potential LICENSOR commercial impact known to and hereby acknowledged by LICENSEE, should LICENSEE fail to bring Licensed Products or Licensed Processes to market not later than 5 January 1998 with a review of the status of final determination of the design path not later than 30 November 1997 and such failure is attributable to LICENSEE and LICENSOR is not in default hereunder, this Agreement may be terminated at the sole discretion of LICENSOR with forty-five (45) days' notice to LICENSEE notwithstanding other provisions herein to the contrary and the Documentation as it exists at the time of such termination shall be owned by LICENSOR and delivered to LICENSOR by LICENSEE at the time of such termination. All obligations of either LICENSEE or LICENSOR that by their nature would survive termination of this Agreement for any reason herein provided shall so survive.

2.4 LICENSEE agrees that any improvement, enhancement or derivative information or product it develops to, or that results from, the Proprietary Rights during the term of this Agreement, or any extension thereto, shall be disclosed to LICENSOR. LICENSOR shall have equal ownership of and/or proprietary rights to such improvement, enhancement or derivative information or product. LICENSEE's rights to use of any such improvement, enhancement or derivative information or product LICENSEE develops to, or that results from, the Proprietary Rights shall be equally licensed to LICENSEE hereunder as the original subject matter of this Agreement. In the event either party intends to protect said improvement, enhancement or derivative information or product it develops to, or that results from, the Proprietary Rights by filing patents, such party shall provide notice to the other. In the event that such party is LICENSEE and where the practice of resulting patent applications and patents would infringe Proprietary Rights, LICENSEE shall provide to LICENSOR an exclusive, perpetual, worldwide, royalty-free license under such patent applications and patents for such rights as may have been granted under, or derived from, such patent applications and patents. Where the practice of resulting patent applications and patents would not infringe Proprietary Rights, LICENSEE shall provide to LICENSOR a non-exclusive, perpetual, worldwide, royalty-free license under such patent applications and patents for such rights as may have been granted under, or derived from, such patent applications and patents.

ARTICLE III - EXPORT CONTROLS

3.1 It is understood that LICENSOR and LICENSEE are subject to United States law and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that their obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license shall not be required nor that, if required, it shall be issued. LICENSEE shall be responsible for payment of all reasonable costs, attendant to securing said licenses.

ARTICLE IV - FEE, COST BASIS/REMUNERATION, ROYALTIES, AND REPORTING

4.1. For the rights, privileges and license granted hereunder, LICENSEE shall pay a license fee, provide preferred selling price and delivery status, and pay royalties to LICENSOR in the manner hereinafter provided to the end of the term of the Proprietary Rights, which shall be until the last patent to expire of all patents included within Proprietary Rights, or until this Agreement shall be terminated as hereinafter provided:

      (A) LICENSEE agrees to pay LICENSOR a License Issue fee in the amount of Ten Dollars ($10.00);

      (B.1) LICENSOR shall pay LICENSEE an amount equal to $ 158,500.00 (One
            Hundred Fifty-eight Thousand Five Hundred Dollars) for the completion of the engineering required to place the Licensed Product in a high volume manufacturing design state including without limitation the generation of the Documentation. The fee hereinabove to be paid by LICENSOR to LICENSEE will include full compensation for all engineering design, manufacturing design, the generation and copying of the Documentation and any future updates thereto as and when initiated by LICENSEE and prototype materials required to fabricate parts for proof of design. Said fee shall be deemed earned by LICENSEE on 1) the successful completion of testing to the satisfaction of LICENSOR and LICENSEE to a mutually agreed upon set of performance specifications documented in Appendix B attached hereto and made a part hereof and 2) delivery to LICENSOR by LICENSEE of a complete and accurate reproducible copy of the then current Documentation. Once the fee is earned as stated above, payment of said fee shall be effected in stages as follows:

                  a) By issuance of an Invoice with Net payment terms for, and payment of, $ 108,500.00 which shall be due and payable on the later of 5 January 1998 or 30 days following the date upon which the total fee is deemed earned as stated above, and

                  b) By retention by LICENSEE of $0.50/unit of the $2.20/unit portion of the royalty due LICENSOR on the first 100,000 units sold by LICENSEE to a third party in accordance with paragraph 4.1.(F) hereof.

            The work product of LICENSEE's services, including results, and all ideas, plans, developments, and inventions which LICENSEE conceives or reduces to practice during the course of performance under this subparagraph 4.1.(B) and this Agreement shall be the exclusive property of LICENSOR. This information, material, plans, and any such ideas or inventions shall be deemed LICENSOR Proprietary Information and shall not be disclosed to anyone outside of LICENSOR or used by LICENSEE outside the terms and conditions of this Agreement or used by others without the prior written consent of LICENSOR. Such work product which qualifies as a "work for hire" under the copyright laws of the United States shall be the exclusive property of LICENSOR as "work for hire". All right, title, and interest, including any copyright in and to any written data which does not qualify as a "work-for-hire" shall be deemed to have been automatically transferred to LICENSOR from the date of inception thereof. Upon LICENSOR's request, LICENSEE shall execute any document and render such other assistance as reasonably necessary to perfect full right, title, and interest worldwide in the written data, including formal conveyance of copyright. Written data shall not be published or submitted for publication by LICENSEE without the prior written approval of LICENSOR. Further, if any such article, paper, treatise, or report includes work previously copyrighted by LICENSEE, LICENSEE hereby grants to LICENSOR a nonexclusive, worldwide, irrevocable, paid-up license under such copyrights to reproduce, distribute, and use the works in any manner.

            During the period of this Agreement and thereafter at any reasonable time when called upon to do so by LICENSOR, LICENSEE shall execute patent applications, assignments to LICENSOR, and other papers and shall render such other assistance that LICENSOR believes necessary to secure for LICENSOR the full protection and ownership of all rights in and to the work product of the services performed by LICENSEE. The filing of patent applications on inventions made by LICENSEE shall be decided by LICENSOR and shall be for such countries as LICENSOR shall elect. LICENSOR shall bear all the expenses in connection with the preparation, filing, and prosecution of applications for patents and for all matters provided in this subparagraph requiring the time and/or assistance of LICENSEE as to inventions. Further, LICENSOR shall pay LICENSEE the hourly rate of $ 75.00 for services which LICENSEE performs in connection with inventions and patent applications which may be required by LICENSOR whether during the term of this Agreement or after expiration or termination of this Agreement. LICENSEE warrants that the engineering design, manufacturing design, the generation and copying of the Documentation and any future updates thereto shall not violate any third party's intellectual property rights nor include any unauthorized disclosure of any third party's intellectual property and agrees to, at its sole expense, at all times during the term of this Agreement and thereafter indemnify, defend, and hold LICENSOR, their trustees, officers, employees and affiliates harmless against any and all costs and/or liabilities of whatever nature that may result from any claim by any third party for infringement of such third party's intellectual property rights. The aforementioned documentation deemed "work for hire" shall be clearly marked as the property and proprietary information of LICENSOR.

      (B.2) LICENSOR shall pay LICENSEE an amount equal to $ 61,000.00
            (Sixty-one Thousand Dollars) for production tooling required by LICENSEE or LICENSEE's subcontractors to produce the Licensed Product. The fee hereinabove to be paid by LICENSOR to LICENSEE will include full compensation for all engineering design and manufacturing for production tooling required by LICENSEE or LICENSEE's subcontractors and any future updates thereto as and when initiated by LICENSEE to produce the Licensed Product. Issuance of an Invoice with Net 30 payment terms for, and the payment of, said fee is contingent on 1) the successful completion of testing to the satisfaction of LICENSOR and LICENSEE of Licensed Product manufactured using the production tooling to be tested to a mutually agreed upon set of performance specifications documented in Appendix B attached hereto and made a part hereof and 2) delivery to LICENSOR by LICENSEE of a complete and accurate listing of such production tooling with values per individual item, the extended total of which shall equal said fee, and the physical location address for each individual item. Title to such production tooling shall vest in LICENSOR upon payment of such invoice. LICENSOR shall have complete and unhindered access to such production tooling at all times. LICENSEE shall be responsible for maintenance and replacement of such production tooling as long as LICENSEE derives benefit from its use or until such time as LICENSOR shall take physical possession of it.

      (C) LICENSEE shall manufacture the Licensed Product to the specifications agreed to for the use of LICENSOR and all other customers that may have a need for this product regardless of these other customers competitive position with LICENSOR.

      (D) In consideration of granting said exclusive license to LICENSEE, LICENSEE will provide most favored customer status to LICENSOR with respect to any selling price and delivery of the Licensed Product to LICENSOR. NO ROYALTIES ARE DUE LICENSOR ON THE VALUE OF PRODUCTS SOLD TO LICENSOR. At all times that this license is exclusive to LICENSEE, LICENSOR will not compete with LICENSEE in the Licensed Product as an saleable end-item.

      (E) LICENSEE is free to set the unit sales price of the Licensed Product to any LICENSEE customer. The foregoing notwithstanding and by way of indication of most favored customer status of LICENSOR, the Net Selling Price of such unit sales price to any third party will not be lower at any time than the actual gross selling price to LICENSOR for like or lesser quantity purchase commitment.

      (F) For all sales of the Licensed Product to any organization or entity other than LICENSOR, LICENSEE shall pay to LICENSOR running Royalties in the amount of five and one half percent (5.5 %) of the Net Selling Price plus $ 2.20 per unit for each Commercial Sale of Licensed Products by LICENSEE for the first 100,000 units sold by LICENSEE to a third party and ten percent (10.0 %) of the Net Selling Price only thereafter for each Commercial Sale of Licensed Products by LICENSEE, said Royalty to be due and payable upon delivery of the report due pursuant to Paragraph 4.5 hereof. In the event a Commercial Sale of Licensed Products occurs together with the sale or lease of a system or other product, (a) such royalty shall be calculated solely on the Licensed Product, as no royalty shall be payable with respect to any other portion of such system or product; and (b) in the event the Net Selling Price of the Licensed Product is not separately stated, the royalty shall be calculated based upon the Net Selling Price from the most recent prior comparable Commercial Sale of a separate Licensed Product.

4.2 No multiple royalties shall be payable solely for the reason that any Licensed Products, its manufacture, use, or sale are or shall be covered by more than one patent application, patent or certificate of registration licensed under this Agreement.

4.3 Royalty payments shall be paid in United States dollars in Houston, Texas, or at such other place as LICENSOR may reasonably designate.

4.4 LICENSEE shall keep full, true and accurate books of account and records containing all particulars that may be necessary for the purposes of showing the amounts payable to or by LICENSOR hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of independent CPA's to be proposed by LICENSOR and approved by LICENSEE, said approval not to be unreasonably withheld, for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement, such inspection to occur no more than once each calendar year upon reasonable prior notice to LICENSEE. The expense of such inspection shall be borne by LICENSOR unless such inspection reveals a shortfall in payments due to LICENSOR by LICENSEE or other violation of the terms and conditions of this Agreement by LICENSEE in which case such expenses shall be borne by LICENSEE.

4.5 The Royalty provided in Paragraph 4.1(F) shall be payable to LICENSOR within in one (1) month after the end of each calendar quarter. LICENSEE shall have the option of paying any portions of the royalty herein provided at any time earlier than that specified. Each royalty payment to LICENSOR shall include an appropriate statement of the gross revenues due LICENSOR and shall identify the portion(s) of the Agreement under which said royalty payments are made. In addition, each royalty payment shall be accompanied by true and accurate reports giving such particulars of the business conducted by LICENSEE during the period to which such payment applies under this Agreement ending thirty (30) days prior to such payment date as shall be pertinent to an accounting hereunder.

4.6 The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at the maximum per annum rate permitted by applicable law. The payment of such interest shall not foreclose LICENSOR from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE. V - INFRINGEMENT
-------------------------

5.1   Enforcement of Patent Rights. In the event LICENSEE alleges that a third
      ----------------------------
      party is infringing a right contained within Proprietary Rights, LICENSEE shall immediately notify LICENSOR of said alleged infringement. LICENSOR shall, in its sole discretion, determine whether an infringement is occurring and shall take whatever actions it deems necessary to enforce Proprietary rights. LICENSOR shall, within thirty (30) days after notice thereof, inform LICENSEE how and to what extent it is pursuing such third party. In the event LICENSEE deems such action to be insufficient, LICENSEE shall have, with LICENSOR's prior written consent signed by an officer of LICENSOR, such consent not to be unreasonably withheld, the right, in LICENSOR's name, to pursue such infringer, as LICENSEE may reasonably deem appropriate; provided, however, that in the event LICENSEE takes such action in LICENSOR's name, it shall provide LICENSOR prior written notice thereof, shall keep LICENSOR fully informed of the progress thereof and shall act in a reasonable manner at all times in connection with the prosecution thereof. In the event LICENSOR recovers any amounts from such third party as a result of any action taken by LICENSOR, LICENSOR shall deduct therefrom the out-of-pocket legal and related expenses LICENSOR incurred in obtaining such amount, retain a percentage of the remainder equal to the percentage that the royalty fee hereinprovided is of the then current Net Selling Price and remit the rest to LICENSEE. In the event LICENSEE recovers any amounts from such third party as result of any action taken by LICENSEE, such amounts shall be treated as a Net Selling Price hereunder, provided that LICENSEE shall deduct therefrom the out-of-pocket legal and related expenses it incurred in obtaining such amounts prior to paying Royalties thereon. LICENSOR may bring and prosecute suits for infringement against others under the Proprietary Rights. LICENSOR shall retain whatever financial recoveries are obtained from said litigation and shall bear all the expenses of the litigation.

5.2   Prosecution of Patents. LICENSOR shall, at its sole discretion and
      ----------------------
      expense, diligently prosecute any patent applications included within Proprietary Rights.

5.3   Third Party Actions. In the event a third party at any time brings a claim
      -------------------
      against LICENSEE alleging that LICENSEE's exercise of the Proprietary Rights infringe any rights of such third party, LICENSOR shall, with the reasonable cooperation of LICENSEE, defend LICENSEE against such claim at the expense of LICENSOR and LICENSOR shall pay any settlement amount or the damages that a court of competent jurisdiction awards, plus any other costs and expenses incurred by LICENSEE in connection therewith provided LICENSEE shall a) promptly notify LICENSOR in writing of any such claim,
      b) allow LICENSOR to control such defense and any related settlement negotiation, and c) cooperate with LICENSOR in the defense of any such claim or any related settlement negotiations.

ARTICLE VI - LIABILITY AND INSURANCE
------------------------------------

6.1 LICENSEE, at its sole expense, shall at all times during the term of this Agreement and thereafter indemnify, defend, and hold LICENSOR, their trustees, officers, employees and affiliates harmless against any claims, liabilities, judgments and expenses arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim of any kind resulting from the production, manufacture, sale, advertising, distributing, use, sale or transfer of Licensed Products or Licensed Processes pursuant to this Agreement. LICENSOR shall give prompt written notice to LICENSEE of any matter asserted by LICENSOR to be covered by this Section 6.1. LICENSEE shall have the sole right to defend any matter covered by this Section 6.1.

6.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OR NON-INFRINGEMENT OF PATENT RIGHT CLAIMS WHICH ARE ISSUED OR PENDING. LICENSOR represents that LICENSOR is not aware of any patent right claims pending with respect to LICENSOR's Proprietary Rights as of the effective date of this Agreement.

6.3 The only rights being granted pursuant to this Agreement are those specifically set forth in Article II herein and this Agreement is not to be construed or implied in any way to create any additional rights, or options to any rights with regard to the licensing of Proprietary Rights. LICENSEE shall keep in confidence and secrecy not only the subject matter of the rights herein conveyed, but also such trade secrets, confidential information, know-how, and other information relating thereto as it relates to the present Proprietary Rights. LICENSOR shall keep in confidence and secrecy LICENSEE's trade secrets, confidential information, know-how, and other information relating thereto, including without limitation, LICENSEE's proprietary technical information pertaining to LICENSEE's existing manufacturing processes and know-how. LICENSEE and LICENSOR hereby covenant to maintain the other's confidential and proprietary information in secrecy. The parties further agree that but for the representations of the parties that such information is received in confidence and will be maintained in confidence, the present Agreement would not have been entered into. Each party is free to use the information conveyed hereunder and such future information as is conveyed by the other party during the life of the present Agreement subject to the provisions hereof and after expiration of the present Proprietary Rights, should this Agreement remain in force until such time. However, should this Agreement be terminated for any reason, then each party shall be forbidden from using the trade secrets, confidential information and other proprietary information of the other party for ten (10) years after such termination, except for such information as contained in Licensed Process and Documentation and except as otherwise provided in Paragraph 2.1 hereof.

6.4 LICENSEE agrees it has obtained liability insurance with coverage in an amount no less than $1,000,000.00 per occurrence. Adequate evidence, such as a Certificate of Insurance, of the required coverage will be provided by LICENSEE to LICENSOR's Manager of Purchasing, 17200 Park Row, Houston, Texas 77084 and LICENSEE agrees to keep said office of LICENSOR informed of any changes in coverage or carriers.

ARTICLE VII - USE OF NAMES
--------------------------

7.1 LICENSEE shall be free to use the name of LICENSOR in any advertising, promotional or sales literature, provided that, in each case, LICENSEE has obtained the prior written consent of an officer of LICENSOR, except that LICENSEE may state that it is licensed by LICENSOR under one or more of the patents and/or applications comprising the Proprietary Rights. LICENSOR shall be free to use the name of LICENSEE, provided that, for each such use, LICENSOR has obtained the prior written consent of LICENSEE.

ARTICLE VIII -ASSIGNMENT
------------------------

8.1 Except as provided below, this Agreement is not assignable and any attempt to do so shall be void.

8.2 This Agreement is made subject of the condition LICENSEE shall not become bankrupt, insolvent or placed in the hands of a receiver or trustee, in which event LICENSOR may, at its option, cancel this Agreement provided that all sums of money owing to LICENSOR and all affirmative duties and obligations hereunder shall survive such cancellation. If LICENSOR does not so cancel this Agreement, this Agreement shall bind the heirs, assigns, successors in interest, trustees, devises, executors and administrators of the parties hereto in the same manner as is binding on the signatory parties hereto.

8.3   LICENSEE may not transfer the present License except:

         a)  LICENSEE transfers substantially all its assets, and
         b) LICENSEE shall advise LICENSOR at least thirty (30) days in advance of any such contemplated transfer, and
         c) LICENSEE shall provide the identity of the prospective transferee, and
         d) LICENSOR, at its sole discretion, is fully satisfied with the qualifications of the prospective transferee, and
         e) The prospective transferee shall agree in writing to be bound by the terms and conditions hereof.

ARTICLE IX- PATENT MAINTENANCE
------------------------------

9.1 So long as LICENSEE is generating sufficient Royalties hereunder to cover the expense to do so, LICENSOR shall diligently maintain the Proprietary Rights during the term of this Agreement at its expense.

ARTICLE X - TERMINATION
-----------------------

10.1 If LICENSEE shall cease a) to carry on its business, or b) to produce Licensed Product, or c) to maintain competitive market pricing for Licensed Product, this Agreement shall subject to immediate termination at the sole discretion of LICENSOR.

10.2 Upon any material breach or default of this Agreement by LICENSEE, LICENSOR shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by forty-five (45) days' notice to LICENSEE. Such termination shall become immediately effective upon the expiration of said forty-five (45) day period, unless LICENSEE a) shall have cured any such breach or default prior thereto, b) shall have been granted a definite extension of such cure period in writing by LICENSOR, or c) has demanded resolution under Article XI prior thereto.

10.3 LICENSEE shall have the right to terminate this Agreement at any time after three (3) years on three (3) months' written notice to LICENSOR and upon payment of all amounts due LICENSOR through the effective date of the termination.

10.4 Termination under this Article, or any other termination provision elsewhere expressed in this Agreement, shall not relieve LICENSEE of its obligation to pay royalties due and owing at the time of said termination or as otherwise due and owing under this Agreement. Termination of this Agreement shall not relieve either party of any obligation which this Agreement expressly provides shall survive termination of this Agreement for any reason.

10.5 In the event of termination of this Agreement for any reason other than default hereunder by LICENSEE, and should such termination occur before the termination of the Proprietary Rights and thereby place LICENSEE in a position of holding Licensed Product built in accordance with or pursuant to the Proprietary Rights wherein LICENSEE would be unable to sell such Licensed Product, in that event, LICENSOR shall be obligated to purchase such inventory at a price to be mutually agreed, but not to exceed the cost thereof plus twenty percent (20%).

ARTICLE XI - ARBITRATION
------------------------

11.1  BINDING ARBITRATION. ALL CONTROVERSIES AND/OR DISPUTES ARISING OUT OF THIS
      -------------------
      AGREEMENT SHALL BE DECIDED BY THREE (3) ARBITRATORS. WRITTEN NOTICE OF ANY DISPUTE SHALL BE GIVEN BY THE AGGRIEVED PARTY, CLEARLY SPECIFYING THE NATURE OF THE DISPUTE AND THE RELIEF REQUESTED, INCLUDING THE PARAGRAPH OF THIS AGREEMENT IN QUESTION, IF ANY. IF THE DISPUTE CANNOT BE AMICABLY RESOLVED (EVIDENCED BY WRITING SIGNED BY BOTH PARTIES) WITHIN THIRTY (30) DAYS OF SUCH NOTICE, EITHER PARTY MAY SERVE THE OTHER WITH A WRITTEN DEMAND FOR ARBITRATION PURSUANT TO THIS ARTICLE. WHERE LICENSEE HAS DEMANDED THE ARBITRATION UNDER PARAGRAPH 10.2, THE THIRTY (30) DAY PERIOD IN THE FOREGOING SENTENCE SHALL BE INAPPLICABLE.

11.2  Procedure
      ---------

11.2.1 Each party shall be responsible for one half of the cost of the arbitrators. The arbitrators shall be selected as follows;

       11.2.1.1 The party demanding arbitration shall, together with its demand for arbitration, submit the name of one arbitrator.

       11.2.1.2 Within twenty (20) calendar days thereafter the party receiving such demand shall respond with the name of an additional arbitrator.

       11.2.1.3 The two arbitrators so selected shall, within twenty (20) calendar days after the selection of the second arbitrator, select a third arbitrator. Failure of the two arbitrators so selected to select a third arbitrator shall be referred to the American Arbitration Association for immediate resolution.

11.2.2 All pre-hearing, hearing, and post-hearing procedures shall be governed by the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as modified by this Agreement.

11.2.3 The site of the arbitration proceedings pursuant to this Article shall be Boston, Massachusetts if commenced by LICENSOR and Houston, Texas if commenced by LICENSEE.

11.2.4 All decisions of the arbitrators shall be by majority vote. The arbitrators shall be bound to make specific findings of fact and reach conclusions of law, based upon the submissions and evidence of the parties. and shall issue a written decision explaining the basis for the decision and award. Proceedings shall be concluded within sixty (60) days of the date the third arbitrator is selected.

11.3  Court Actions During the pendency of any proceeding under Section 11.1 or
      -------------
      11.2, neither party will commence any litigation relating to any dispute under this Agreement and any litigation commenced prior to commencement of any proceeding under Sections 11.1 or 11.2 shall be stayed pending the outcome thereof. The parties agree to fully abide by the terms of any arbitration award hereunder as final and binding. Judgment upon any award may be entered and enforced by either party in any court of competent jurisdiction.

ARTICLE XII - MISCELLANEOUS PROVISIONS
--------------------------------------

12.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Texas.

12.2 The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

12.3 Whenever possible each provision of this Agreement shall be interpreted in the same manner as to be effected and valid under applicable law. The provisions of this Agreement, other than Article II, are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

12.4 LICENSEE agrees to mark the Licensed Products as Patented for all products shipped from any location of manufacture.

12.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or any other right hereunder and shall not excuse a similar subsequent failure to perform any such term or condition by the other party.

12.6 All notices and correspondence provided for herein shall be given by depositing same in the United States Mail, first class postage prepaid, mailed to the following addresses:

      If to LICENSOR:                         If to LICENSEE:
         Syntron, Inc.                           Benthos, Inc.
         Attention:  Manager of Purchasing       Attention:  President
         17200 Park Row                          49 Edgerton Drive
         Houston, TX  77084-4925                 North Falmouth, MA  02556-2826

      The above addresses are the registered offices of the parties. Changes in address shall be given by utilizing the notice provisions of this paragraph.

12.7 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.8 No provision of this Agreement shall be construed or be deemed to create a joint venture or partnership or establish the relationship of principal and agent between LICENSOR and LICENSEE. The relationship of LICENSOR and LICENSEE shall at all times be that of licensor and licensee, neither party being empowered to act on behalf of the other except to the extent expressly authorized herein.


IN WITNESS THEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below,

SYNTRON, INC.                               BENTHOS, INC.

By: /s/ BRUCE  NELSON                       By: /s/ JOHN L. COUGHLIN
    --------------------------                  --------------------------
    Name:  BRUCE NELSON                         Name: JOHN L. COUGHLIN
    Title:  President                           Title:  President/CEO

Date:  3 Nov  97                            Date:   10/21/97
      -----------                                 -----------